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                                                                     EXHIBIT 3.5


                          FIRST AMENDMENT TO BYLAWS OF
                           PACIFICARE HEALTH SYSTEMS


     This First Amendment (the "First Amendment"), effective as of September 28, 1994, to the Bylaws (the "Bylaws") of PacifiCare Health Systems, Inc., a Delaware corporation (the "Company") has been adopted by the board of directors of the Company (the "Board"), at a duly held meeting with reference to the following facts:

     WHEREAS, Article II, Section 2 of the Bylaws of the Company currently provides that the annual meeting of the stockholders shall be held each year on the first Tuesday in November, if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 a.m. or at such other date and time as may be determined from time to time by resolution adopted by the Board of Directors, when they shall elect by a plurality vote of the Board of Directors, and transact such other business as may properly be brought before the meeting. At each annual meeting Directors shall be elected and any other proper business transacted;

     WHEREAS, the Board deems it to be advisable and in the best interest of the Company to amend Article II Section 2 of the Bylaws to change the date of the annual meeting of shareholders from the first Tuesday in November to the first Wednesday in March;

     WHEREAS, Section 109(a) of the Delaware General Corporation Law permits the board of directors of a corporation to adopt, amend or repeal the bylaws of such corporation if the certificate of incorporation confers such power on the board of directors;

     WHEREAS, Article X of the Company's certificate of incorporation, as amended, and Article VII, Section 1, of the Bylaws permits the Board to adopt, amend or repeal the Bylaws;

     RESOLVED, that the Board deems it advisable and in the best interests of the Company that Article II, Section 2 of the Bylaws be amended and restated to read in its entirety as follows (the "Amendment"):

     Section 2. The annual meeting of the stockholders shall be held each year on the first Wednesday in March, if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 a.m. or at such other date and time as may be determined from time to time by resolution adopted by the Board of Directors, when they shall elect by a plurality vote of the Board of Directors, and transact such other business as may properly be brought before the meeting. At each annual meeting Directors shall be elected and any other proper business transacted

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     RESOLVED, that the Bylaws shall not be further amended and that the Bylaws, as hereby amended, shall remain in full force and effect and shall be enforced in accordance with their terms, as amended.

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                            CERTIFICATE OF SECRETARY



     I, Joseph Konowiecki, hereby certify that I am the duly elected and acting secretary of PacifiCare Health Systems, Inc., a Delaware corporation (the "Company"), and that the foregoing First Amendment to the Bylaws of PacifiCare Health Systems, Inc., was duly adopted by the board of directors of the Company at a meeting duly held on September 28, 1994.

     IN WITNESS WHEREOF, I have executed this Certificate of Secretary on October 27, 1994.



                         /s/ Joseph S. Konowiecki
                         -------------------------------------
                         Joseph S. Konowiecki
                          Secretary